Exhibit 99.1
Annual Key Metrics
*GPU in 2018, 2019, and 2020 include a $43, $31, and $2 impact from the 100k Milestone Gift, respectively. EBITDA margin in 2018, 2019, and 2020 include a 0.6%, 0.4%, and 0.0% impact from the 100k Milestone Gift, respectively.

2020 Highlights

GROWTH

•Fastest growing automotive retailer (+66,562 retail units)
•Became the second largest used automotive retailer in the U.S. in just our 8th year in operation, while still only having ~0.7% market penetration
•Grew revenue to $5.6 billion, up 42% YoY
•Atlanta, our first market, achieved market penetration of 2.34% in Q4
•More than 90% of markets are ramping faster than Atlanta at the same age
•101 markets with greater than 1% market penetration in Q4, up from 23 last year
•Bought 204k cars from our customers, up 95% from 104k last year

PROFITABILITY

•First positive EBITDA quarter in Q3
•7th consecutive year of $400+ of GPU improvement
•7th consecutive year of EBITDA margin leverage
•Sourced 65% of our retail units sold in Q4 from customers, 13% above the high end of our long-term target range just two years after setting that target

CUSTOMER EXPERIENCE & CULTURE

•8th consecutive year of industry-leading Net Promoter Score (NPS)
•Managed through the COVID-19 pandemic with no layoffs or furloughs
•Created the ‘We’re All In This Together Fund’ to benefit employees with temporarily reduced hours, with contributions from over 500 employees, enabling those with reduced hours to maintain over 80% of take-home pay
•Named in the Top 10 of America’s best mid-sized employers to work for by Forbes

Dear Shareholders,

2020 was a defining year for Carvana. We became the second largest seller of used cars in the country in just our eighth year in operation. We increased GPU by $400 and levered EBITDA margin for the seventh consecutive year.

These achievements mark significant milestones on our march toward becoming the largest and most profitable automotive retailer.

They also came despite the significant challenges brought on by COVID-19. 2020 was a test unlike anything we have faced before. It tested us as people and tested our business. In both tests, we fared very well.

As people, our team embraced our value “We’re All In This Together.” We shared the financial burden through the ‘We’re All In This Together Fund’ and kept our team intact without any layoffs or furloughs.

As a business, we adapted. We moved from an aggressive growth footing to a defensive posture and back again in a matter of months. The results of those rapid transitions paired with the increases we have seen in demand led to constraints throughout our supply chain, which our team has already made impressive progress toward alleviating.

In our view, our team’s resilience and adaptability is the highlight of the year.

We are emerging from 2020 as an even stronger company with even greater ambition.

Summary of Q4 2020 and 2020 Results

Q4 2020 Financial Results: All financial comparisons stated below are versus Q4 2019, unless otherwise noted. Complete financial tables appear at the end of this letter.

•Retail units sold totaled 72,172, an increase of 43%
•Revenue totaled $1.826 billion, an increase of 65%
•Total gross profit was $244 million, an increase of 71%
•Total gross profit per unit was $3,379, an increase of $549 1
•Net loss was $155 million, an increase from $126 million
◦Net loss includes $34 million of debt extinguishment costs associated with the refinancing of our senior unsecured notes in Q4
•EBITDA margin was (3.9%), an improvement from (7.9%) 2
•Basic and diluted net loss, per Class A share was $0.87 based on 73.2 million shares of Class A common stock outstanding

Q4 2020 Other Results:

•Launched two new inspection and reconditioning centers (IRCs) in a quarter for the first time, opening our 10th near Orlando, FL and 11th near Memphis, TN
•Opened two vending machines near Detroit, MI and in Atlanta, GA, bringing our end-of-year total to 27
•Added five new markets, bringing our end-of-year total to 266 covering 73.7% of the population
•Completed our first SEC registered prime securitization deal selling $405 million in principal balances
•Closed a $1.1 billion senior notes offering ($500 million 5.625% Senior Notes due 2025 and $600 million 5.875% Senior Notes due 2028) and redeemed $600 million 8.875% Senior Notes due 2023

1 Includes a $0 and $24 impact for the current and prior year period, respectively from the 100k Milestone Gift
2 Includes a 0.0% and 0.2% impact for the current and prior year period, respectively from the 100k Milestone Gift

FY 2020 Financial Results: All financial comparisons stated below are versus 2019, unless otherwise noted. Complete financial tables appear at the end of this letter.

•Retail units sold totaled 244,111, an increase of 37%
•Revenue totaled $5.587 billion, an increase of 42%
•Total gross profit was $794 million, an increase of 57%
•Total gross profit per unit was $3,252, an increase of $400 3
•Net loss was $462 million, an increase from $365 million
◦Net loss includes $34 million of debt extinguishment costs associated with the refinancing of our senior unsecured notes in Q4
•EBITDA margin was (4.6)%, an improvement from (6.2%) 4
•Basic and diluted net loss, per Class A share was $2.63 based on 65.0 million shares of Class A common stock outstanding

Outlook

Our financial goal is to become the largest and most profitable automotive retailer. Over the past few years, we have made tremendous progress toward this goal, rapidly growing retail units and revenue, increasing GPU, and improving EBITDA margin. We expect to continue our progress toward this goal next year.

In FY 2021, we expect to accelerate growth in retail units sold, and with demand for our offering currently outpacing our supply chain capacity, we expect the level of growth and timing of sales to be governed primarily by the speed at which we scale our production.

We expect revenue growth in FY 2021 to be in line with retail units sold growth. We expect Total GPU, which includes retail, wholesale, and other gross profit, in the mid-$3,000’s in FY 2021, continuing our progress on increasing GPU. Finally, in light of the size of our opportunity and our strong financial position, we expect to invest in building our business for the long-term, leading to a small EBITDA margin loss in FY 2021 while continuing our progress on demonstrating leverage.

We are excited about 2021 which we expect to be another significant step toward our long-term goals.

For more information regarding the non-GAAP financial measures discussed in this letter, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this letter.

3 Includes a $2 and $31 impact for the current and prior year period, respectively from the 100k Milestone Gift
4 Includes a 0.0% and 0.4% impact for the current and prior year period, respectively from the 100k Milestone Gift

Markets & Cohorts

2020 was another year of strong growth across our cohorts, with penetration increasing in our existing markets and our newly launched markets again off to the best start in our history. This strong growth overpowered several headwinds, the most significant of which was supply chain constraints, which constrained growth this year as we sold more cars than we produced. The breadth of our gains in market penetration and the consistency of our growth trends despite these constraints demonstrate the quality of our customer offering. Several key trends in our cohorts excite us:

1.Our cohorts are growing rapidly. While COVID-19 and its related effects significantly impacted our company and industry this year, we have seen rapid growth in our cohorts following the initial wave of the pandemic. In Q4 2020, our 2013-2019 cohorts grew retail units sold by 40%, and our oldest cohort of Atlanta grew by 12%, despite a year-over-year reduction in industry-wide used vehicles sales and the absence of a Cyber Monday promotion (see Figure 1). We exited the year growing even faster. In the month of December, our 2013-2019 cohorts grew by nearly 50%, and our oldest cohort of Atlanta grew by 24%. This trend further accelerated in January, with the 2013-2019 cohorts growing by 75% and Atlanta by 45%.

2.Our growth comes despite significant supply chain constraints. Since the onset of the pandemic, sales outpacing production has driven our immediately available inventory down from ~25k to ~10k units, reflecting significant COVID-19-related constraints in our inspection and reconditioning centers (see Figure 2). Strong retail unit growth and increased COVID-19 cases around the country have led to continued constraints in Q4 and so far in Q1. Total company retail units sold grew ~80% in January year-over-year, despite immediately available inventory on our website being ~50% lower than a year prior. While production has been our largest constraint, our accelerated growth in December and January also exacerbated constraints in our logistics network, leading to increased average delivery times YoY. We believe returning to normalized available inventory and delivery time levels would have had a significant positive impact on growth in Q4.

3.Our growth continues to be consistent and broad-based. As of Q4 2020, more than 90% of our 266 markets are ramping faster than Atlanta at the same age, and 101, 28, and 7 markets have now crossed the milestones of 1.0%, 1.5%, and 2.0% market penetration, respectively, an increase from 23, 7, and 2 respectively last year (see Figure 3). As in past years, we generally continue to see similar trends across markets, including newer markets, smaller markets, and more proximate markets ramping even faster than average.

4.We are driving advertising leverage over time. All of our cohorts levered advertising expense per retail unit meaningfully year-over-year in Q4 2020 (see Figure 4), despite the headwinds described in points 1 and 2. In addition, a significant portion of our advertising budget and operational capacity was applied to drive growth in buying cars from customers, which grew 110% year-over-year in Q4 and which is not included in the denominator of our advertising expense per retail unit calculation. We are excited by the advertising leverage in our cohorts and expect them to continue to lever over time as we march toward our long-term financial model.

Figure 1: Market Penetration by Cohort*

Our market penetration chart provides a way to measure our retail units sold growth in market cohorts controlling for differences in population across cohorts, but it does not adjust for changes in total used vehicle industry sales in a period due to the lack of timely and high-quality used vehicle industry sales data. Changes in industry sales were particularly impactful in 2020 given the significant variability in industry sales throughout the year.
*The line charts in Figures 1 and 2 show the market penetration and advertising expense per unit of our eight annual market cohorts (2013 through 2020) by quarters since launch. The charts align performance of all markets in a cohort with their first quarter in operation and include data in quarters where all markets in a cohort were active (e.g. there is one data point for the 2020 cohort, six for the 2019 cohort, nine for the 2018 cohort, etc.). Additional details on methodology are provided in our Annual Report on Form 10-K.

*Immediately available inventory are vehicles listed on our website that have been reconditioned and photographed and are available for immediate purchase by a customer. They are a subset of total website units, which is reported in key operating metrics and represents all vehicles listed on our website including immediately available inventory, vehicles currently engaged in a purchase or reserved by a customer, and units that can be reserved that generally have not yet completed the inspection and reconditioning process.

Figure 4: Advertising Expense per Retail Unit Sold by Cohort

Our advertising expense per retail unit chart provides a way to measure advertising leverage in our cohorts over time. The data in the chart shows total cohort advertising expense, including advertising focused on buying cars from customers, divided by retail units sold in each cohort.

This shareholder letter marks the fifth year of market and cohort data we have presented as a public company. From our S-1 in early 2017 to today, this data has presented clear and consistent trends in our growth at the market and cohort level. As we approach nationwide geographic coverage, utilize even more national marketing channels, and develop a national brand, we are increasingly viewing our business as an integrated national one, similar to other leading eCommerce players. As a result, we expect this letter to be the last time we present detailed cohort data. Our rapid growth will continue to be evident at the company level.

The patterns in our markets and cohorts are a testament to our customer offering and the positive feedback inherent in our model. The rapid, consistent, and improving growth trends in our cohorts are driven over time by constantly improving products, growing national brand awareness, increased selection, and an expanding delivery network.

Expansion

We opened 120 new markets in 2020, increasing our total market count to 266 and the total percentage of the U.S. population we serve to 73.7%, up from 66.9% at the end of 2019. We also opened 2 new vending machines in the fourth quarter and 4 in the full year, bringing our total to 27. In 2021, we expect to increase our population coverage to 78%-80% while serving more than 300 markets by year-end.

We made significant progress in scaling our production capacity in 2020, and this continues to be a key area of focus for the business. We opened 4 inspection and reconditioning centers (IRCs) in 2020, bringing our annual production capacity at full utilization to more than 600k units at the end of the year.

We expect to open 10 new IRCs by the end of 2022, including 2 in 2021 and 8 in 2022, bringing our total capacity at full utilization to over 1.25M units by the end of 2022. We also expect to significantly grow our logistics fleet, add thousands of customer care and last-mile delivery advocates who have a passion for delivering unparalleled customer experiences, and make significant investments in technology and process optimization to make our entire platform even more efficient and even more scalable. Our expansion plans put us squarely on the path to achieving our goal of selling more than 2 million units per year.
*Projected IRC capacity at full utilization reflects target annual production capacity when each IRC is fully staffed. As in past years, we expect actual production throughput in each year to be lower than fully-utilized capacity due primarily to the time lag in fully staffing IRCs after their launch.

*As of February 25, 2021

For a complete list of our market opening history, estimated populations, and estimated total industry used vehicle sales by market, along with details on our IRCs, please see: investors.carvana.com/resources/investor-materials.

Management Objectives

Our three primary financial objectives are: (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage. We believe continued focus on these goals will lead to a strong long-term financial model.

Below we present our long-term financial model that we introduced at our Analyst Day on November 29, 2018. We believe this is the appropriate frame through which to evaluate our results and progress towards each of our financial objectives.
(1) 100k Milestone Gift impact of 0.2%, 0.1%, and 0.0% in 2018, 2019, and 2020, respectively.
(2) 100k Milestone Gift impact of 0.4%, 0.2%, and 0.0% in 2018, 2019, and 2020, respectively.
(3) 100k Milestone Gift impact of 0.6%, 0.4%, and 0.0% in 2018, 2019, and 2020, respectively.
Note: Numbers may not foot due to rounding.

Objective #1: Grow Retail Units and Revenue

Q4 2020 marked another quarter of strong growth in retail units sold and revenue. For the quarter, retail units sold increased to 72,172, up 43% from 50,370 in Q4 2019. Q4 revenue grew to $1.826 billion, up 65% from $1.104 billion. Full year retail units sold was 244,111, up 37%, making us the second largest seller of used vehicles in the country, and total revenue reached $5.587 billion, up 42%. Growth this year was driven by robust demand across our markets and cohorts, despite significant supply chain constraints. Demand continues to outpace our ability to fulfill it, and we are quickly ramping up capacity throughout our supply chain to support accelerated growth in 2021.

Buying Cars from Customers

We bought 204k cars from customers in 2020, up 95% for the year, despite temporarily pausing vehicle purchasing at the onset of the pandemic. This growth accelerated in the second half of the year, when we bought more vehicles from customers than we sold to them, underscoring our differentiated customer offering and flexible supply chain.

In Q4 total vehicles acquired from customers grew by 110% YoY. Growth in vehicles acquired from customers also fed our retail inventory, diversifying our selection and improving acquisition prices. In Q4, we sourced 65% of retail units sold from customers, up from 43% in Q4 2019 and 56% last quarter. Combining retail sales with standalone vehicle purchases, we had more than 408k total transactions in 2020, up 59% from over 256k in 2019.

CUSTOMER VEHICLES ACQUIRED
72.2k
110% YoY
Growth
34.3k
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Q4 20

Objective #2: Increase Total Gross Profit Per Unit

Total GPU increased by $549 YoY in Q4 and by $400 for the full year, reflecting broad-based gains.

For Q4 2020:

•Total
◦Total GPU was $3,379 vs. $2,830 in Q4 2019 5
•Retail
◦Retail GPU was $1,265 vs. $1,326 in Q4 2019 5
◦Sequential changes in retail vehicle GPU vs. $1,857 in Q3 2020 were driven by three primary factors:
1.~$300 of the sequential change was due to normal seasonal depreciation in Q4
2.~$100 of the sequential change was due to higher-than-normal Q4 seasonal depreciation
3.~$200 of the sequential change was due to transitory factors primarily driven by higher costs associated with rapidly ramping our reconditioning capacity in the midst of the third wave of COVID-19
◦Year-over-year changes in retail vehicle GPU were primarily driven by the second and third factors above, partially offset by the absence of a Cyber Monday promotion this year and an increase in the percentage of retail units sourced from customers
•Wholesale
◦Wholesale GPU was $108 vs. $25 in Q4 2019 5
◦Year-over-year changes in wholesale GPU were driven by record wholesale volume (units +103% YoY to 21,798) and an increase in gross profit per wholesale unit sold to $358 from $116 in Q4 2019, primarily driven by gains in buying vehicles from customers. Sequential changes were primarily due to a more normalized wholesale depreciation environment in Q4 vs. an atypical environment in Q3.
•Other
◦Other GPU was $2,006 vs. $1,479 in Q4 2019
◦Year-over-year changes in Other GPU were driven by both higher finance and ancillary GPU. Total finance GPU was $1,400 in Q4 compared to $979 in Q4 2019. This YoY increase was primarily driven by our first public securitization, lower benchmark rates, tightened credit standards, and continued credit scoring and pricing optimizations. Ancillary product GPU increased to $606 in Q4 compared to $500 in Q4 2019. Approximately $96 of this change was driven by a reduction in our reserve for vehicle service contract cancellations that we do not expect to recur in future quarters.

For FY 2020:

•Total
◦Total GPU was $3,252 vs. $2,852 in 2019 6
◦Total GPU increased $400 year-over-year despite significant impacts from COVID-19 in the first half of the year. Our GPU gains were broad-based, including gains in retail, wholesale, finance, and ancillary products.

5 Total GPU includes a $0 and $24 impact in Q4 2020 and Q4 2019, respectively, from the 100k Milestone Gift. This includes a $0 and $23 impact, respectively, in retail GPU, and a $0 and $2 impact, respectively, in wholesale GPU.
6 Total GPU includes a $2 and $31 impact in 2020 and 2019, respectively, from the 100k Milestone Gift.

*2018, 2019, and 2020 include a $43, $31, and $2 impact from the 100k Milestone Gift, respectively. This includes a $42, $28, and $2 impact, respectively, in retail GPU, and a $1, $3, and $0 impact, respectively, in wholesale GPU.

Objective #3: Demonstrate Operating Leverage

We levered EBITDA margin for the seventh consecutive year in 2020, despite significant impacts from COVID-19. In Q4, net loss margin levered by 2.9% (including $34 million of Q4 2020 debt extinguishment costs associated with refinancing our senior unsecured notes), and EBITDA margin levered by 4.0% driven by year-over-year improvements in GPU and SG&A leverage.

The fourth quarter is typically an investment quarter for us due to significant seasonal investments in team and infrastructure to prepare for growth in the first half of the next year. Q4 SG&A as a percent of revenue increased by 1.4% vs. Q3 2020, compared to a sequential increase of 3.1% in Q4 2019 and 1.8% in Q4 2018 excluding the 100k Milestone Gift.

In addition, these results were achieved despite transitory expenses equaling approximately 1% of revenue in Q4 2020, including COVID-19-related expenses and several employee-recognition expenses at the end of the year to thank our employees for their outsized efforts in 2020.

For Q4 2020, as a percentage of revenue:
•Total SG&A levered by 3.1%, primarily reflecting benefits from scale and sustained cost efficiencies through the pandemic, moderated by investments to support our growth plan in 2021 and beyond 7
•Compensation and benefits levered by 1.3%, primarily reflecting benefits from scale and process efficiencies, partially offset by investments to support our growth plan in 2021 and beyond
•Advertising levered by 0.7%, reflecting growing brand awareness while supporting advertising focused on buying cars from customers
•Logistics and market occupancy levered by 0.4%, reflecting improving efficiency and volumes through our fulfillment network
•Other SG&A levered by 0.8%, primarily reflecting benefits from scale partially offset by investments to support our growth plan in 2021 and beyond

For FY 2020, as a percentage of revenue:
•Total SG&A increased by 0.2%, primarily reflecting inefficiencies around the onset of the pandemic in the first half of the year, partially offset by the scale and leverage achieved in the second half 8
•Compensation and benefits levered by 0.1%, advertising levered by 0.1%, logistics and market occupancy was approximately flat, and other SG&A increased by 0.4%
*2018, 2019, and 2020 include a 0.6%, 0.4%, and 0.0% impact from the 100k Milestone Gift, respectively.
**2020 Net loss includes $34 million (0.6%) of debt extinguishment costs associated with refinancing our senior unsecured notes in Q4.

7 Prior year period includes a 0.1% impact from the 100k Milestone Gift, contained within Compensation and Benefits
8 Prior year period includes a 0.1% impact from the 100k Milestone Gift, contained within Compensation and Benefits

Summary

A year ago, our shareholder letter didn’t include a single mention of COVID-19. It’s amazing to see the sweeping changes to the world, to consumers, and within Carvana that COVID-19 has driven.

We are extremely proud of how our team came together in 2020 to adapt to the seemingly endless change. To every member of the team, thank you.

We have always been a team of extreme ambition on a mission to change the way people buy cars. Today we are a stronger team with even greater ambition.

We have built a platform that enables the best customer experiences, the best unit economics, and is the most scalable in automotive retail. This is a powerful combination.

The path forward is clear.

The march continues.

Sincerely,

Ernie Garcia, III, Chairman and CEO

Mark Jenkins, CFO

Appendix

Conference Call Details

Carvana will host a conference call today, February 25, 2021, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715, and ask for “Carvana Earnings.” A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until March 4, 2021, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10151970#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2020.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles ("GAAP") with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

Investor Relations Contact Information: Mike Levin, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$300,810	$76,016
Restricted cash	28,301	42,443
Accounts receivable, net	78,563	39,864
Finance receivables held for sale, net	274,941	286,969
Vehicle inventory	1,036,235	762,696
Beneficial interests in securitizations	131,274	98,780
Other current assets, including $6,434 and $0, respectively, due from related parties	73,023	52,654
Total current assets	1,923,147	1,359,422
Property and equipment, net	909,166	543,471
Operating lease right-of-use assets, including $21,809 and $44,583, respectively, from leases with related parties	155,464	123,420
Intangible assets, net	5,643	7,232
Goodwill	9,353	9,353
Other assets, including $3,753 and $6,138, respectively, due from related parties	31,758	14,850
Total assets	$3,034,531	$2,057,748
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $15,509 and $9,549, respectively, due to related parties	$342,314	$234,443
Short-term revolving facilities	39,820	568,840
Current portion of long-term debt	65,497	48,731
Other current liabilities, including $3,471 and $4,518, respectively, from leases with related parties	19,506	12,856
Total current liabilities	467,137	864,870
Long-term debt, excluding current portion, including $0 and $15,000, respectively, held by a related party	1,617,002	883,060
Operating lease liabilities, excluding current portion, including $18,645 and $41,829, respectively, from leases with related parties	147,478	116,071
Other liabilities	1,411	1,808
Total liabilities	2,233,028	1,865,809
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized, and none issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized, 76,512 and 50,507 shares issued and outstanding as of December 31, 2020 and 2019, respectively	77	51
Class B common stock, $0.001 par value - 125,000 shares authorized, 95,592 and 101,219 shares issued and outstanding as of December 31, 2020 and 2019, respectively	96	101
Additional paid in capital	741,601	280,994
Accumulated deficit	(354,174)	(183,034)
Total stockholders' equity attributable to Carvana Co.	387,600	98,112
Non-controlling interests	413,903	93,827
Total stockholders' equity	801,503	191,939
Total liabilities & stockholders' equity	$3,034,531	$2,057,748

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019

	(unaudited)
Sales and operating revenues:
Used vehicle sales, net	$1,495,386	$949,971	$4,740,595	$3,420,601
Wholesale vehicle sales, including $2,780, $0, $4,145, and $0, respectively, from related parties	186,271	79,112	445,236	267,586
Other sales and revenues, including $35,315, $19,291, $104,738, and $59,677, respectively, from related parties	144,749	74,505	400,734	251,709
Net sales and operating revenues	1,826,406	1,103,588	5,586,565	3,939,896
Cost of sales, including $858, $870, $3,522, and $4,357, respectively, to related parties	1,582,542	961,041	4,792,800	3,433,482
Gross profit	243,864	142,547	793,765	506,414
Selling, general and administrative expenses, including $4,967, $3,985, $18,597, and $13,869, respectively, to related parties	342,674	241,663	1,126,161	786,717
Interest expense, including $0, $333, $998, and $1,331, respectively, to related parties	62,475	24,653	131,528	80,606
Other (income) expense, net	(6,573)	1,971	(1,447)	3,730
Net loss before income taxes	(154,712)	(125,740)	(462,477)	(364,639)
Income tax provision	(93)	—	(255)	—
Net loss	(154,619)	(125,740)	(462,222)	(364,639)
Net loss attributable to non-controlling interests	(91,281)	(84,607)	(291,082)	(249,980)
Net loss attributable to Carvana Co.	(63,338)	(41,133)	(171,140)	(114,659)
Net loss per share of Class A common stock, basic and diluted	$(0.87)	$(0.82)	$(2.63)	$(2.45)
Weighted-average shares of Class A common stock, basic and diluted(1)	73,193	50,211	64,981	46,847
(1) Weighted-average shares of Class A common stock outstanding have been adjusted for unvested restricted stock awards.

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2020	2019	2018
Cash Flows from Operating Activities:
Net loss	$(462,222)	$(364,639)	$(254,745)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	73,791	41,265	23,539
Loss on disposal of property and equipment	6,130	1,714	575
Provision for bad debt and valuation allowance	20,962	11,922	1,917
Gain on loan sales	(217,643)	(137,301)	(51,729)
Equity-based compensation expense	25,088	33,063	24,095
Amortization and write-off of debt issuance costs and bond premium	7,959	5,541	2,305
Loss on early extinguishment of debt	33,683	—	—
Originations of finance receivables	(3,579,156)	(2,625,351)	(1,259,539)
Proceeds from sale of finance receivables, net	3,634,520	2,643,912	1,633,519
Purchase of finance receivables	—	(161,781)	(387,445)
Principal payments received on finance receivables held for sale	90,235	85,017	—
Unrealized (gain) loss on beneficial interest in securitization	(8,823)	964	—
Changes in assets and liabilities:
Accounts receivable	(42,995)	(9,741)	(19,212)
Vehicle inventory	(263,321)	(344,861)	(183,068)
Other assets	(26,415)	(32,619)	(12,249)
Accounts payable and accrued liabilities	94,179	97,912	68,550
Operating lease right-of-use assets	(32,044)	(46,928)	—
Operating lease liabilities	38,057	45,195	—
Other liabilities	(397)	(418)	(853)
Net cash used in operating activities	(608,412)	(757,134)	(414,340)
Cash Flows from Investing Activities:
Purchases of property and equipment, including $21,657 and $6,282 in 2020 and 2019, respectively, from related parties	(359,801)	(230,538)	(143,668)
Principal payments received on beneficial interests in securitizations	13,875	2,799	—
Business acquisitions, net of cash acquired	—	—	(6,670)
Net cash used in investing activities	(345,926)	(227,739)	(150,338)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	4,429,185	4,485,917	1,848,051
Payments on short-term revolving facilities	(4,958,205)	(4,219,415)	(1,899,880)
Proceeds from issuance of long-term debt, including $25,000(1) in 2018 from related parties	1,335,779	481,772	399,063
Payments on long-term debt	(653,589)	(15,683)	(35,522)
Payments of debt issuance costs	(29,394)	(11,445)	(11,390)
Net proceeds from issuance of Class A common stock	1,058,940	297,611	172,287
Net proceeds from issuance of Class A Convertible Preferred Stock	—	—	(12)
Proceeds from exercise of stock options	5,419	1,696	795
Tax withholdings related to restricted stock units and awards	(23,145)	(5,830)	(2,509)
Dividends paid on Class A Convertible Preferred Stock	—	—	(4,619)
Net cash provided by financing activities	1,164,990	1,014,623	466,264
Net increase (decrease) in cash and cash equivalents	210,652	29,750	(98,414)
Cash, cash equivalents, and restricted cash at beginning of period	118,459	88,709	187,123
Cash, cash equivalents, and restricted cash at end of period	$329,111	$118,459	$88,709
(1) A related party initially acquired $25.0 million of the senior unsecured notes during the year ended December 31, 2018, of which it subsequently disposed of $10.0 million, and held $15.0 million as of December 31, 2019 and $0.0 million as of December 31, 2020.

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

LLC Units (adjusted for the exchange ratio and participation thresholds) are considered potentially dilutive shares of Class A common stock because they are exchangeable into shares of Class A common stock, if the Company elects not to settle exchanges in cash. Weighted-average shares of Class A common stock and as-exchanged LLC Units, which were evaluated for potentially dilutive effects and were determined to be anti-dilutive, are as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019

	(in thousands)
Weighted-average shares of Class A common stock outstanding	73,193	50,211	64,981	46,847
Weighted-average as-exchanged LLC Units for shares of Class A common stock	101,360	105,407	104,021	106,623
	174,553	155,618	169,002	153,470

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

In prior periods, we calculated non-GAAP measures including Gross Profit ex-Gift, Gross Profit per Unit ex-Gift, EBITDA ex-Gift, EBITDA Margin ex-Gift, Adjusted Net Loss and Adjusted Net Loss per Share, to exclude the impact of the 100k Milestone Gift program. As this program has concluded, it is not material to current or future years and the adjustment is no longer included within similar calculations. For the year ended December 31, 2020, there was approximately $0.5 million of stock based compensation related to the 100k Milestone Gift program within cost of sales, which would impact all measures. For the years ended December 31, 2019 and December 31, 2018, there was approximately $13.2 million and $11.8 million, respectively, of stock based compensation related to the 100k Milestone Gift impacting the calculation of EBITDA ex-Gift, EBITDA Margin ex-Gift, Adjusted Net Loss, and Adjusted Net Loss per Share, including $5.4 million and $4.0 million, respectively, within cost of sales impacting the calculation of Gross Profit ex-Gift and Gross Profit per Unit ex-Gift.

EBITDA and EBITDA Margin

EBITDA and EBITDA Margin are supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. EBITDA is defined as net loss before interest expense, income tax expense, and depreciation and amortization expense. EBITDA Margin is EBITDA as a percentage of total revenues. We use EBITDA to measure the operating performance of our business and EBITDA Margin to measure our operating performance relative to our total revenues. We believe that EBITDA and EBITDA Margin are useful measures to us and to our investors because they exclude certain financial and capital structure items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA and EBITDA Margin may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA to net loss, which is the most directly comparable GAAP measure, and calculation of EBITDA Margin is as follows:

	Three Months Ended
	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020

	(dollars in thousands)
Net loss(1)	$(82,596)	$(64,059)	$(92,244)	$(125,740)	$(183,557)	$(106,326)	$(17,720)	$(154,619)
Depreciation and amortization expense	7,943	8,887	10,675	13,760	15,811	17,629	18,636	21,715
Interest expense	15,648	19,315	20,990	24,653	28,862	19,915	20,276	62,475
Income tax provision	—	—	—	—	—	(238)	76	(93)
EBITDA	$(59,005)	$(35,857)	$(60,579)	$(87,327)	$(138,884)	$(69,020)	$21,268	$(70,522)

Total revenues	$755,234	$986,221	$1,094,854	$1,103,587	$1,098,216	$1,118,334	$1,543,609	$1,826,406
Net Loss Margin	(10.9)%	(6.5)%	(8.4)%	(11.4)%	(16.7)%	(9.5)%	(1.1)%	(8.5)%
EBITDA Margin(2)	(7.8)%	(3.6)%	(5.5)%	(7.9)%	(12.6)%	(6.2)%	1.4%	(3.9)%
(1) Includes $3.0 million, $3.3 million, $4.4 million, $2.5 million, $0.5 million, $0.0 million, $0.0 million, and $0.0 million, respectively, related to the 100k Milestone Gift.
(2) Includes 0.4%, 0.3%, 0.4%, 0.2%, 0.0%, 0.0%, 0.0%, and 0.0%, respectively, related to the 100k Milestone Gift.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

	For the Years Ended December 31,
	2020	2019	2018	2017	2016	2015	2014

	(dollars in thousands)
Net loss(1)	$(462,222)	$(364,639)	$(254,745)	$(164,316)	$(93,112)	$(36,780)	$(15,238)
Depreciation and amortization expense	73,791	41,265	23,539	11,568	4,658	2,800	1,705
Interest expense	131,528	80,606	25,018	7,659	3,587	1,412	108
Income tax provision	(255)	—	—	—	—	—	—
EBITDA	$(257,158)	$(242,768)	$(206,188)	$(145,089)	$(84,867)	$(32,568)	$(13,425)

Total revenues	$5,586,565	$3,939,896	$1,955,467	$858,870	$365,148	$130,392	$41,679
Net Loss Margin	(8.3)%	(9.3)%	(13.0)%	(19.1)%	(25.5)%	(28.2)%	(36.6)%
EBITDA Margin(2)	(4.6)%	(6.2)%	(10.5)%	(16.9)%	(23.2)%	(25.0)%	(32.2)%

(1) Includes $0.5 million, $13.2 million, $11.8 million, $0.0 million, $0.0 million, $0.0 million, and $0.0 million, respectively, related to the 100k Milestone Gift.
(2) Includes 0.0%, 0.4%, 0.6%, 0.0%, 0.0%, 0.0%,and 0.0%, respectively, related to the 100k Milestone Gift.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2020	2019	Change	2020	2019	Change

	(dollars in thousands, except per unit amounts)
Net sales and operating revenues:
Used vehicle sales, net	$1,495,386	$949,971	57.4%	$4,740,595	$3,420,601	38.6%
Wholesale vehicle sales (1)	186,271	79,112	135.5%	445,236	267,586	66.4%
Other sales and revenues (2)	144,749	74,504	94.3%	400,734	251,709	59.2%
Total net sales and operating revenues	$1,826,406	$1,103,587	65.5%	$5,586,565	$3,939,896	41.8%
Gross profit:
Used vehicle gross profit (3)	$91,306	$66,792	36.7%	$359,341	$237,855	51.1%
Wholesale vehicle gross profit (1)(4)	7,809	1,250	524.7%	33,690	16,850	99.9%
Other gross profit (2)	144,749	74,504	94.3%	400,734	251,709	59.2%
Total gross profit	$243,864	$142,546	71.1%	$793,765	$506,414	56.7%
Market information:
Markets, beginning of period	261	146	78.8%	146	85	71.8%
Market launches	5	—	n/a	120	61	96.7%
Markets, end of period	266	146	82.2%	266	146	82.2%
Unit sales information:
Used vehicle unit sales	72,172	50,370	43.3%	244,111	177,549	37.5%
Wholesale vehicle unit sales	21,798	10,740	103.0%	55,204	39,895	38.4%
Per unit selling prices:
Used vehicles	$20,720	$18,860	9.9%	$19,420	$19,266	0.8%
Wholesale vehicles	$8,545	$7,366	16.0%	$8,065	$6,707	20.2%
Per unit gross profit: (5)
Used vehicle gross profit (3)	$1,265	$1,326	(4.6)%	$1,472	$1,340	9.9%
Wholesale vehicle gross profit (4)	$358	$116	208.6%	$610	$422	44.5%
Other gross profit	$2,006	$1,479	35.6%	$1,642	$1,418	15.8%
Total gross profit	$3,379	$2,830	19.4%	$3,252	$2,852	14.0%

(1) Includes $2,780, $0, $4,145, and $0, respectively, of wholesale revenue from related parties.
(2) Includes $35,315, $19,291, $104,738, and $59,677, respectively, from related parties.
(3) Includes $0, $1,139, $510, and $5,092 or $0, $23, $2, and $28 per unit, respectively, related to the 100k Milestone Gift.
(4) Includes $0, $91, $17, and $358 or $0, $9, $0, and $9 per wholesale unit, respectively, related to the 100k Milestone Gift.
(5) All gross profit per unit amounts are per used vehicle sold, except wholesale vehicle gross profit, which is per wholesale vehicle sold.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020

	(in thousands)
Compensation and benefits (1)	$48,804	$54,184	$60,655	$72,939	$84,250	$74,202	$80,248	$99,621
100k Milestone Gift	2,188	1,415	2,903	1,263	—	—	—	—
Advertising	39,522	50,367	55,264	58,867	74,788	62,330	65,148	84,167
Market occupancy (2)	4,370	4,720	5,517	6,644	8,103	8,019	9,733	10,593
Logistics (3)	12,249	13,643	14,068	18,090	18,914	16,699	18,073	23,136
Other (4)	48,108	57,514	69,563	83,860	89,656	78,684	94,640	125,157
Total	$155,241	$181,843	$207,970	$241,663	$275,711	$239,934	$267,842	$342,674
(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets, and those related to the 100k Milestone Gift.
(2) Market occupancy costs includes occupancy costs of our vending machines and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance, and depreciation related to operating our own transportation fleet, and third party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general, and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

	December 31,
	2020	2019

	(in thousands)
Cash and cash equivalents	$300,810	$76,016
Availability under short-term revolving facilities(1)	1,088,259	279,080
Availability under sale-leaseback agreements(2)(3)	18,549	104,680
Committed liquidity resources available	$1,407,618	$459,776

(1) Based on pledging all eligible vehicles and finance receivables under the available capacity in the Floor Plan Facility and Finance Receivable Facilities, excluding the impact to restricted cash requirements.
(2) We had $75.0 million available for sale and leaseback transactions under a master sale-leaseback agreement as of December 31, 2019 and an additional $18.5 million and $29.7 million as of December 31, 2020 and December 31, 2019, respectively, available under sale-leaseback arrangements with other parties.
(3) We have $249.7 million and $158.7 million of total unfunded gross real estate assets as of December 31, 2020 and 2019, respectively.

As of December 31, 2020 and 2019, the short-term revolving facilities had total capacity of approximately $2.3 billion and $1.6 billion, an outstanding balance of $39.8 million and $568.8 million, and unused capacity of $2.2 billion and $1.0 billion, respectively.

We also had $6.3 million and $137.7 million of committed funds for future construction costs of IRCs with unfinished construction as of December 31, 2020 and 2019, respectively.

In addition, we had $47.7 million and $13.5 million of total unpledged beneficial interests in securitizations as of December 31, 2020 and 2019, respectively.